Code of Ethics

Introduction

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisors registered with the Securities and Exchange Commission (“SEC”) to adopt codes of ethics that set forth standards of conduct and require compliance with federal and any applicable state securities laws.  Howard Capital Management, LLC (“HCM”) is an investment advisor registered with the SEC.

HCM expects that all employees:

•	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.
•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
•	Promote the integrity of, and uphold the rules governing, capital markets.
•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

All Supervised Persons (as defined below) must be familiar and comply with this Code of Ethics (the “Code”) as a term of their employment.  If there is any doubt about the applicability of any law, rule or regulation, the Supervised Person should seek advice from his or her supervisor or HCM’s Compliance Department.  All Supervised Persons should keep in mind that their behavior and activity reflect upon HCM and all Supervised Persons are responsible for protecting HCM’s reputation.

This Code contains policies regarding several key areas:

  Standards of Conduct and Compliance with Laws, Rules and Regulations;
  Protection of Material Non-Public Information
  Protection of Confidential Information;
  Personal Securities Trading;
  Gifts;
  Communications with the Public;
  Outside Business Activities;
  Disclosures of Conflicts of Interest and Undue Influence;
  Exceptions from Compliance;

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  Compliance Certification;
  Recordkeeping;
  Political Contributions; and
  Failure to Comply and Reporting Violations.

Supervised Persons

This Code applies to all of HCM’s investment advisor representatives, partners, officers, directors, employees, and other persons providing investment advice on behalf of the advisor or who have access to nonpublic information on securities transactions or portfolio holdings and subject to the advisor’s supervision and control as “Supervised Persons” under the Advisers Act Rules.  For purposes of HCM’s Code, all employees on the portfolio management, trading, operations, sales, legal, compliance and marketing teams shall be considered Supervised Persons.

Standard of Conduct and Compliance with Laws, Rules, and Regulations

The HCM requires and expects all Supervised Persons to conduct all business dealings ethically and to abide by the specific requirements detailed in this Code as well as the Code’s spirit.

To ensure that HCM maintains its reputation for integrity and high ethical standards, it is essential that HCM and its Supervised Persons abide by all applicable securities laws and regulations and maintain high standards of personal and professional conduct.

Supervised Persons are not expected to know the details of each and every law governing HCM’s business, however, they are expected to be familiar with and comply with the HCM’s policies and procedures applicable to their respective business unit and job responsibilities.  When in doubt, Supervised Persons should seek advice from their supervisors, managers or the HCM’s Legal and Compliance Department.

Fiduciary Duty

The Code is intended to reflect the fiduciary principles that govern the conduct of HCM and its Supervised Persons in those situations where HCM acts as an investment advisor as defined under the Advisers Act and is providing investment advice.  In adopting this Code, HCM recognizes that it and its Supervised Persons owe a fiduciary duty to HCM’s clients and must at all times:

  Place the interests of HCM clients first;
  Avoid any actual or potential conflict of interest or any situation that has the appearance of a conflict of interest or impropriety;
  Abide by all applicable federal and state securities laws;
  Use reasonable, independent professional judgment when conducting investment analysis, making investment recommendations, or taking investment actions on behalf of clients;

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  Keep information concerning the identity of security holdings and financial circumstances of HCM clients confidential;
  Never mislead a client or prospective client;
  Never engage in any act, transaction, practice, or course of business which would operate as a fraud or deceit;
  Conduct personal securities transactions in a manner consistent with this Code of Ethics and consistent with client interests; and
  Avoid any abuse of a position of trust and responsibility.

Insider Trading

It is unlawful to trade in any security or other financial product on the basis of material non-public (i.e., “inside”) information or to disclose such information to others who may profit from it.

Information is “non-public” if has not been disseminated broadly in the marketplace by, for example, being made generally available to the public in a press release, public filing with the SEC or some other government agency, in the Wall Street Journal or some other popular publication or other means of widespread distribution.  Information is “material” if a reasonable investor would consider it important in making a decision to buy, hold or sell a security.  As a rule of thumb, any information that would affect the value of a stock or other financial product should be considered material regardless of whether the information is directly related to the company’s business.  Examples of information that is generally considered “material” include, but are not limited to (a) financial results or forecasts, or any information that indicates a company’s financial results may exceed or fall short of forecasts or expectations, (b) important new products or services, (c) pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals, (d) possible management changes or changes of control, (e) significant write-offs, (f) initiation or settlement of significant litigation, and (g) changes in a company’s auditors or a notification from a company’ auditors that the company may no longer rely on the auditor’s report.

All Supervised Persons who obtain material, non-public information about another company in the course of their employment are prohibited from both (1) trading in the stock or securities of that company while in possession of such information or (2) “tipping” others to trade on the basis of such information.

Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Confidentiality

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HCM’s Supervised Persons may receive confidential information concerning clients and potential clients in the course of their normal business.  They are expected to keep strictly confidential any client-related information such as information concerning the client’s security holdings, financial circumstances, identity, advice furnished by HCM to the client, and securities investments made by HCM on behalf of the client.

As a general rule, confidential information pertaining to HCM or HCM’s clients should never be communicated to anyone outside of HCM.  Moreover, client information should be handled with discretion inside HCM and should only be communicated to HCM employees who need to know that information.  Examples of employees who may need to know about confidential information include members of HCM’s compliance staff, HCM senior management, and investment advisor representatives of the clients to whom the confidential information relates.  Confidential information must be protected at all times regardless of its form or format.  This means that Supervised Persons should not:

  Access confidential information pertaining to HCM or its clients unless the Supervised Person requires the information to perform his job duties and is authorized to access the information;
  Communicate or transmit confidential information outside HCM to personal e-mail accounts or store confidential information on unapproved storage devices (e.g., personal computers, hard drives or flash drives); or
  Discuss or display confidential information in public places or where the Supervised Person may be overheard by third parties.

A Supervised Person with a question about whether certain information is confidential, should seek advice from a supervisor or HCM’s Legal or Compliance Department.

This obligation to maintain the confidentiality of information continues in full force and effect after termination of the Supervised Person’s relationship with HCM, regardless of the reason for such termination.

Personal Securities Trading

HCM reputation can only be maintained if every Access Person (as defined below) observes the highest standards of ethical conduct. Complying with HCM's rules on personal trading activities is an essential part of good business conduct. It is important to avoid any dealings that could give rise to criticism harmful to HCM's reputation. The following Personal

Trading Policy is designed for that purpose.

Full compliance with HCM's policies and procedures and all applicable SEC rules and regulations, federal and state laws, and self-regulatory organization requirements, is of fundamental importance.

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Trading on Inside Information

Access Persons (as defined below) are prohibited under all circumstances from using inside information to trade for their personal accounts or any related accounts, a HCM proprietary account, or the account of a client or any other person, whatsoever.

Access Persons

 Rule 204A-1 of the Advisers Act requires all “Access Persons” of an investment advisor registered with the SEC to report, and the investment advisor to review, their personal securities transactions and holdings periodically.  The Advisers Act defines an “Access Person” as a Supervised Person of an investment advisor who (a) has access to non-public information regarding any advisory client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund (i.e., any fund advised by HCM or whose investment advisor or principal underwriter controls HCM, or is controlled or under common control with HCM), or (b) is involved in making securities recommendations to advisory clients in advisory accounts, or has access to such recommendations that are non-public.

All of HCM’s directors, officers, partners, members and investment advisor representatives are considered Access Persons.  The Chief Compliance Officer may designate additional HCM employees as Access Persons.

HCM employees who are “Access Persons” (referred to as “Covered Employees”) must notify HCM’s Compliance Department of any new or existing personal securities accounts at financial institutions other than HCM and provide HCM with statements from those accounts on a quarterly basis.  This policy extends to accounts of which the Covered Employee is the beneficial owner or in which he or she has any financial interest or ability to exercise control.  This policy also extends to any account belonging to immediate family members (including any relative by blood or marriage) living in the Covered Employee’s household or dependent on the Covered Employee for financial support.

The Chief Compliance Officer will identify each Covered Employee and notify each such employee that the person is subject to this Code of Ethics, including any applicable reporting requirements.

HCM Trading Restrictions

All Covered Employees must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of HCM’s advisory clients.  No Covered Employee shall favor his or her own interest over that of a HCM’s advisory client.

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Covered Employees and their immediate family members shall not buy or sell securities for their personal portfolio(s) when the reason for the purchase or sale decision is derived in whole or in part from information obtained in the course of the Covered Employee’s employment with HCM, unless that information is also available to the investment public on reasonable inquiry.

Supervised Persons must not take personal advantage of any opportunity properly belonging to any advisory client or HCM.  This includes, but is not limited to, acquiring securities that would otherwise be acquired for an advisory client.

HCM reserves the right, without prior notice, to prohibit or restrict trading in any particular security or type of security and related financial instruments without being required to give any reason for so doing.

Covered Securities

Any stock, bond, security future, investment contract or other instrument is considered a security within the scope of the personal securities trading provisions of this Code except the following:

  Transactions and holdings in U.S. Treasuries or other direct obligations of the U.S. Government;
  Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;
  Money market funds;
  Mutual funds, unless HCM or an affiliate acts as the investment advisor or principal underwriter for the fund; and
  Unit investment trusts invested exclusively in one or more unaffiliated mutual funds.

Initial and Quarterly Reports

Covered Employees are required to provide HCM’s Compliance Department with a complete report of their securities holdings: (1) after the person becomes a Covered Employee (the “Initial Holdings Report”); and (2) every quarter thereafter (the “Annual Holdings Report”).

A Covered Employee’s Initial Holdings Report is due no later than 10 days after the person becomes a Covered Employee.  For an Initial Holdings Report, the holdings must be current as of a date not more than 45 days before the employee became a Covered Employee.  A Covered Employee’s Quarterly Holdings Report is due 30 days after each quarter’s end.

At least once every twelve months, each Covered Employee must submit the certification noting compliance with this provision of the Code, the form of which will be provided by HCM compliance.

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The Covered Employee’s Initial and Quarterly Holdings Reports must reflect the current holdings of the Covered Employee and his/her immediate family members.  At a minimum, these reports must include the following information:

  The title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security;
  The name of any broker, dealer or bank with which the Covered Employee maintains an account in which any securities are held; and
  The date of each transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security;
  The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition);
  The price at which each security transaction was effected;
  The name of the broker, dealer or bank with or through which the transaction was effected, and
  The date the Covered Employee submitted the report.

HCM will keep all information obtained from Covered Employees under this Code in strict confidence, unless HCM must disclose it to comply with regulatory obligations.  Reports of transactions and other information obtained under this Code of Ethics may be made available to the SEC, any other regulatory or self-regulatory organization or any other civil or criminal authority or court, to the extent required by law or regulation or to the extent considered appropriate by HCM management.  In the event of violations or apparent violations of this Code, information may be made available to appropriate management and supervisory personnel of HCM, HCM’s legal counsel or auditors, any legal counsel to the above persons and/or any client affected (or the client’s representatives).

Exceptions from Reporting Requirements

This Code of Ethics does not require Covered Employees to submit:

  Any reports for securities held in accounts over which the Covered Employee had no direct or indirect influence or control; or
  A transaction report for transactions effected pursuant to an automatic investment plan,

Prohibition on Trading Ahead of Clients

 Covered Employees or their immediate family members may buy or sell for their personal accounts investment products identical to those considered for or held in accounts of HCM clients.  However, it is HCM’s express policy that no Covered Employee or their immediate family members enter an order to purchase or sell any security prior to a transaction being

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implemented for an advisory account of a client.  In other words, Covered Employees or their immediate family may not “front run” ahead of clients.

Pre-clearance

Covered Employees shall not participate in any initial public offerings or limited, private placements without the express pre-clearance and written approval of HCM’s Chief Compliance Officer. Pre-clearance is obtained by submitting the request on HCM’s compliance system.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before the transaction is executed.

The Company does not require pre-clearance of all Associated Persons' personal securities transactions. If, however, the Chief Compliance Officer, or designee, determines an exception/red flag based on regular reviews of an Associated Person's personal securities transactions, the Chief Compliance Officer may require a specific Associated Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the Chief Compliance Officer shall determine beginning and ending dates for the pre-clearance requirement.

Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in HCM’s files.

Compliance Department Review of Transactions

The Compliance Department will review personal securities transactions and holdings of all Covered Employees periodically, but no less than quarterly to determine whether any transactions prohibited by this Code of may have occurred.

HCM reserves the right to require any Covered Employee to reverse, cancel or freeze (at the Covered Employee’s expense) any transaction or position in a specific security that HCM believes violates its policies or this Code or appears improper.

Any question concerning a Covered Employee’s personal securities trading will be resolved in favor of the interest of clients, even if this is at the expense of the Covered Employee’s interest.

Records will be maintained of all securities bought or sold by HCM or any related entities and any Covered Employees, and the Chief Compliance Officer will review these records on a regular basis.

Dealing with Clients

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Covered Employees may not borrow money or securities from any HCM client or lend money to any HCM client, unless express written approval is provided by HCM’s Compliance Department.

Gifts

Giving, receiving or soliciting gifts from clients, brokers or others with whom a

Supervised Person has a business relationship may create an appearance of impropriety or create a potential conflict of interest.  HCM has adopted the policies set forth below to guide Supervised Persons in this area.

Solicitation of Gifts

Supervised Persons are prohibited from soliciting gifts of any size or anything of value under any circumstances either for them or for HCM.  No Supervised Person shall use his or her position with HCM to obtain anything of value from a client, prospective client, or any entity that does business or seeks to do business with HCM.

Accepting Gifts

 On occasion, Supervised Persons may be offered or may receive, without notice, gifts from clients, brokers, vendors or other persons, because of their position within HCM.  Supervised Persons may not accept gifts worth more than $100 unless approved by the Compliance Department.  Supervised Persons must decline or return any gifts worth more than $100 not approved by the Compliance Department in order to protect the reputation and integrity of HCM.  Supervised Persons may accept gifts of nominal value (i.e., $100 or less), customary business meals, and promotional items (i.e., pens, mugs, t-shirts).

Supervised Persons should not accept gifts sent to their homes or that are excessive in frequency, even if small in value.

Regardless of value, Supervised Persons should not accept gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or give the appearance that they are beholden to an individual or entity.

Supervised Persons are prohibited from accepting cash gifts or cash equivalents from a client, a prospective client, or any entity that does business with or seeks to do business with HCM, as cash gifts may be interpreted as inappropriate kickback or bribes.

Reporting and Receiving HCM Approval on Material Gifts

Supervised Persons must report the receipt of any gifts in excess of the de minimis amounts indicated above and must have the pre-approval of the Compliance Department before accepting any such gifts.

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Supervised Persons must report to (and get pre-approval from) the Chief Compliance Officer the following information before accepting any gift over the $100 de minimis amount:

  Recipient’s name;
  Description of the gift or entertainment;
  Approximate dollar amount of the gift or entertainment;
  The outside party giving the gift or entertainment;
  Whether the recipient received other gifts from the giver within the last twelve months, including information on those prior gifts’ value;
  Relationship of the giver to HCM and/or its Supervised Persons;
  Reason the gift or entertainment is given;
  Supervised Person’s signature and date; and
  Compliance Department’s comments and approval or objection.

Supervised Persons are not required to report or obtain pre-approval for personal gifts provided that these gifts are not related to the business of the HCM, based on the nature of any preexisting personal relationship between the person giving the gift and the recipient, and whether the giver paid for the gift personally.

Giving Gifts

Supervised Persons may not give gifts with a value in excess of $100 per year to any advisory clients or persons who do business with, regulate, advise or render professional services to HCM, unless approved by HCM’s Compliance Department. When seeking pre-approval, Supervised Persons should provide the Compliance Department with the same categories of information outlined above for gift acceptance approval.

Supervised Persons must never give gifts that would give the appearance of impropriety, an attempt to improperly influence another or be embarrassing to either the Supervised Person or HCM if made public, regardless of value.

Communications with the Public

HCM’s reputation is one of its most valuable assets. HCM recognizes that its Supervised Persons may be invited or wish to participate in lectures, panel discussions, seminars and media appearances where the Supervised Person may be called upon to provide general investment advice or information about HCM.

Supervised Persons should be sure that any information or materials disseminated to the public are professional, accurate, balanced, not misleading in any way, and complete. Supervised Persons should obtain approval from the HCM’s Chief Compliance Officer and Chief Marketing Officer before participating in any public forum as a representative of HCM, or responding to

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any media inquiries relating to or regarding investing.  Supervised Persons who participate in a public forum as representatives of HCM are prohibited from recommending any specific security, unless that security is currently recommended by HCM.  In situations where a Supervised Person is asked his/her opinion on the investment merits of a security not currently recommended by HCM, the Supervised Person should disclose that any opinion given regarding the security is his/her own and not necessarily that of HCM.

Outside Business Activities

Supervised Persons are prohibited from engaging in outside business activities that may interfere with their duties with HCM.  Outside business activity includes any business enterprise, whether for compensation or not, that is outside the scope of the Supervised Person’s duties to HCM.  These activities include, but are not limited to, providing investment advisory or financial services, acting as a proprietor, partner, officer, director, trustee, consultant, employee, agent or having any financial interest in another business or organization.  Outside business activity also includes non-compensated positions where a Supervised Person is acting in a fiduciary capacity (e.g., treasurer, power of attorney, charitable trust officer or director for a non-profit company).

Before engaging in any outside business activity, Supervised Persons are required to notify HCM’s Chief Compliance Officer in writing of the outside business activity and receive written approval from the Chief Compliance Officer for the outside business activity.  Failure to obtain written approval from HCM’s Chief Compliance Officer before engaging in an outside business activity could result in disciplinary action, including termination.

Disclosure of Conflicts of Interest and Undue Influence

 A Covered Employee must not cause or try to cause an advisory client to purchase, sell or hold a security in order to personally benefit a Covered Employee.  If a Covered Employee could materially benefit from an investment decision the Covered Employee is recommending for a client, the Covered Employee must fully disclose that beneficial ownership of the security, any derivative securities or the security issuers to the Chief Compliance Officer and those HCM employees with authority to make investment decisions for the client.  The Chief Compliance Officer, in consultation with those HCM employees with authority to make investment decisions for the client, will determine whether the Covered Employee will be restricted in making investment decisions with respect to the subject security.

Supervised Persons must disclose to the Compliance Department any personal interest that might present a conflict of interest or harm the reputation of HCM.

Exceptions from Compliance

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Exceptions from compliance with this Code’s provisions will be rarely granted.  The Chief Compliance Officer will review written requests for exceptions and may grant them on a case-by-case basis if, in his or her judgment and discretion, the requested action will present minimal opportunity for abuse or harm to HCM.

Compliance Certification

HCM’s Compliance Department will provide each Supervised Person with a copy of this Code and any material amendments, and all Supervised Persons are required to provide HCM’s Compliance Department with a written acknowledgement of their receipt of the Code of Ethics and any amendments.

HCM’s Compliance Department will review this Code at least annually and make any necessary amendments.  In addition, HCM’s Compliance Department will review its list of Covered Employees annually to ensure that the list is accurate and up to date.

HCM’s Compliance Department may also hold periodic orientation or training sessions for new and existing employees to review their obligations under this Code.  All HCM employees must attend any training sessions and read any applicable materials.

Political Contributions

Pursuant to legislative (“Dodd-Frank”) and regulatory initiatives (known as “Pay to Play”),

investment advisory HCMs are prohibited from entering into advisory relationships if any political contributions are made by, or caused to be made by, HCM or any

Supervised Person, in amounts greater than the limits set forth below to any incumbent or candidate for an office that directly or indirectly can influence the selection of an investment adviser including the ability to appoint an individual who would have such influence.

This does not cover a federal incumbents or candidates unless they were a local official during the covered period.

A political contribution that would prohibit HCM from engaging in business with any government entity or investment pool (which would include a mutual fund) into which a government entity invests or offers as an option in a government plan (including all public pension funds), cannot have taken place within two (2) years of the start, during, or for two (2) years after, any such business relationship (prohibited contributions made before,

during or after the end of the business relationship would result in the forfeiture of any fees received during the advisory relationship).

Contribution Amount Limitations

HCM has established restrictions, using the guidelines as established by the SEC,

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on political contributions by HCM or its Access Persons as follows:

•	$350 per election, per candidate, for whom the covered person (the contributor)

is entitled to vote.

•	$150 per election, per candidate, for whom the covered person is NOT entitled to vote.

Per election includes the entire election cycle including the period up to and including any primaries and general elections, which can last more than 1 year.

Covered Contributions

•	Direct political contributions (of cash or other assets)
•	Contributions to inaugural expenses including the purchase of inaugural party/ball tickets

•	‘Indirect’ contributions such as to Party Committees and associated Political

Action Groups (PACs)

Covered Persons

As a matter of HCM policy, all Supervised Persons will be subject to these provisions and restrictions.

Reporting

All Supervised Persons will be required to disclose any political contribution within seven

(7) days of making such a contribution.

Political contribution questions will be included in each access person’s annual compliance disclosure/certification questionnaire.

It will be the responsibility of each access person to disclose all political contributions to the Compliance Department. Such disclosures will be kept in the strictest confidence by the Compliance Department and will not be shared with others, unless subsequently required by regulation or law.

Recordkeeping

Rule 204-2(a)(12) and (13) of the Advisers Act requires advisors to keep copies of all relevant material relating to the Code.  HCM will therefore maintain: (1) a list of all persons who are, or within the preceding five years have been, Covered Employees; (2) copies of this Code and any amendments thereto or previous versions of the Code and any amendments thereto that were in effect at any time during the past five years; (3) copies of all HCM employees’ written acknowledgements of the Code; (4) copies of all Initial Holdings Reports submitted by Covered

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Employees; (5) copies of all periodic account statements submitted on behalf of HCM’s Covered Employees over the past five years; (6) copies of all periodic reviews conducted by Compliance Department personnel of Covered Employees’ holdings and transactions; (7) a record of any violation of the Code and of any action taken as a result of such violation; and (8) a record of any decision, and the reasons supporting the decision, to allow a Covered Employee to buy any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Failure to Comply and Reporting Violations

If HCM’s Chief Compliance Officer determines that a Supervised Person has violated the letter or the spirit of this Code, HCM may impose appropriate sanctions.  For instance, a Supervised Person may be subject to disciplinary action, up to and including a warning letter or letter of censure, suspension of personal trading privileges, suspension or termination of employment, demotion, fine, civil referral to the SEC or criminal referral if he or she violates any of the provisions of this Code.  HCM may also require that the Supervised Person reverse the trades at issue, disgorge any profits and/or absorb any resulting losses.

Any Supervised Person who knows of, or reasonably believes there is, a violation of applicable laws or this Code, must report that information immediately to HCM’s Chief Compliance Officer.  The reporting Supervised Person may not conduct any preliminary investigations of the suspected violation unless authorized by HCM’s Compliance Department.

Any Supervised Person who in good faith reports a possible violation of law, regulation, HCM policy, or this Code, or any other suspected illegal or unethical behavior is protected from retaliation.  Retaliation against a Supervised Person reporting a violation constitutes a violation of this Code.  Supervised Persons may also choose to report violations anonymously.

A reporting Supervised Person who has violated the law or a provision of this Code will not be protected from the consequences of that violation just because he reported it.

The Chief Compliance Officer will provide Supervised Persons with advice (with the assistance of counsel if necessary) concerning the interpretation of this Code.

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